UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SIX FLAGS ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3995059
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Ballpark Way Arlington, Texas	76011
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	NYSE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

          N/A

(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is filed by Six Flags Entertainment Corporation (the “Company”) to reflect the expiration of the rights (the “Rights”) to purchase Series B Junior Preferred Stock (the “Series B Preferred Stock”) registered on the Form 8-A filed by the Company on March 31, 2020.

Item 1.	Description of Registrant’s Securities to be Registered.

The Company previously filed a Registration Statement on Form 8-A (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on March 31, 2020 related to that certain Rights Agreement dated as of March 31, 2020 between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”). In accordance with the terms of the Rights Agreement, the rights issued thereunder expired on March 30, 2021. This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement, and is being filed by the Company to deregister the Rights.

On April 1, 2020, the Company filed with the office of the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), which, effective upon filing, eliminated from the Company’s Restated Certificate of Incorporation, as amended, all matters set forth in the Company’s Certificate of Designations of Series B Junior Preferred Stock of Six Flags Entertainment Corporation, as filed with the Secretary of State of the State of Delaware on March 31, 2020. The 200,000 shares of preferred stock previously designated as Series B Junior Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation. The Company’s stockholders are not required to take any action as a result of the expiration of the Rights Agreement. No shares of the Series B Preferred Stock were issued and outstanding at the time of filing of the Certificate of Elimination.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is filed with this Registration Statement on Form 8-A/A as Exhibit 3.1 and is incorporated by reference herein.

Item 2.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

3.1         Certificate of Elimination of Series B Junior Preferred Stock of Six Flags Entertainment Corporation, as filed with the Secretary of State of the State of Delaware on April 1, 2021.

4.1         Rights Agreement, dated as of March 31, 2020, between Six Flags Entertainment Corporation and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File N. 001-13703) filed by Six Flags Entertainment Corporation with the SEC on March 31, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Laura W. Doerre
Name:	Laura W. Doerre
Title:	Executive Vice President, General Counsel & Chief Administrative Officer

Date: April 1, 2021